UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

     Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CONAGRA FOODS, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


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


                                  CONAGRA FOODS


                                 PROXY STATEMENT
                                       for
                               September 25, 2003
                          Annual Stockholders' Meeting
                             of ConAgra Foods, Inc.

CONAGRA FOODS

                                                         ConAgra Foods, Inc.
                                                         One ConAgra Drive
                                                         Omaha, NE 68102-5001
                                                         TEL: 402-595-4000

                                                         Bruce Rohde
                                                         Chairman and
                                                         Chief Executive Officer



Dear Stockholder:

     Please join us for the ConAgra Foods, Inc. Annual Meeting of Stockholders in Omaha on September 25, 2003. In the following pages you'll find information about the meeting as well as a Proxy Statement.

     A reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

     If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

     Your prompt response is appreciated. Thank you!

                                                     Sincerely,

                                                     /s/ Bruce Rohde

                                                     Bruce Rohde


August 18, 2003

CONAGRA FOODS


                                                   ConAgra Foods, Inc.
                                                   One ConAgra Drive
                                                   Omaha, NE 68102-5001
                                                   TEL: 402-595-4000

                                                   James P. O'Donnell
                                                   Executive Vice President, CFO
                                                   and Corporate Secretary

To ConAgra Foods, Inc. Stockholders:

     ConAgra Foods, Inc.'s Annual Stockholders' Meeting will be held on Thursday, September 25, 2003 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

     Matters to be voted on at the meeting are:

     o    Election of Directors

     o    Ratify appointment of independent auditors for fiscal 2004

     o    Act on three stockholder proposals

     Stockholders of record as of the close of business on July 31, 2003 are eligible to vote at the Annual Stockholders' Meeting.

     Your shares may be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, and would like to change the vote you previously submitted, you may withdraw your proxy at that time and vote your shares in person.

     Our Board and management have long recognized that good governance principles are an important foundation for building and sustaining shareholder value over the long term. You will find a summary of our governance principles in the "Corporate Governance" section of this document. We think you will find our principles firmly rooted in our long-term commitment to shareholder value.

     By order of the Board of Directors.

                                            /s/ James P. O'Donnell

                                            James P. O'Donnell


August 18, 2003

                               ConAgra Foods, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                 PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 25, 2003
                  Proxy Solicitation by the Board of Directors

     This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 25, 2003. Stockholders of record at the close of business on July 31, 2003 will be entitled to vote at the meeting.

                                     PROXIES

     Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 18, 2003.

     If a broker, bank or other nominee holds your common stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

     You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: James P. O'Donnell, Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 24, 2003. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING SECURITIES

     The Company at July 31, 2003 had issued and outstanding 536,971,526 voting shares of common stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding at July 31, 2003.

     The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     The four nominees receiving the highest vote totals will be elected as Directors of ConAgra Foods. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

     All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                           VOTING SECURITIES OWNED BY
                            CERTAIN BENEFICIAL OWNERS

The following stockholders report ownership of more than 5% of the Company's outstanding common stock.

                                          BENEFICIAL             PERCENT OF
     NAME                                 OWNERSHIP                CLASS
     ----                                 ---------                ------

     State Street Bank and Trust Company  39,511,567 (1)            7.4%
     225 Franklin Street
     Boston, MA  02110

     Barclays Global Investors, N.A.      38,015,718 (2)            7.1%
     45 Fremont Street
     San Francisco, CA  94105



     (1) Based on a Form 13F filed May 12, 2003.
     (2) Based on a Form 13F filed May 14, 2003.

                             VOTING SECURITIES OWNED
                       BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows certain information on ConAgra Foods common stock beneficially owned by directors and the executive officers named in the summary compensation table as of July 31, 2003. No director or executive officer beneficially owned 1% or more of ConAgra Foods common stock, other than Mr. Batchelder, who may be deemed to beneficially own 1.7% of the outstanding common stock. The directors and all executive officers as a group beneficially owned 2.4% of ConAgra Foods outstanding common stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 2003.

                                                                BENEFICIAL
     NAME                     TITLE OF CLASS                    OWNERSHIP (1)
     ----                     --------------                    -------------

     David H. Batchelder        Common Stock                      8,898,400
     Mogens C. Bay              Common Stock                         74,800
     Howard G. Buffett          Common Stock                         18,814
     Stephen G. Butler          Common Stock                          6,000
     John T. Chain, Jr.         Common Stock                         46,600
     Alice B. Hayes             Common Stock                         25,895
     W. G. Jurgensen            Common Stock                         12,217
     Robert A. Krane            Common Stock                        133,160
     Mark H. Rauenhorst         Common Stock                         52,849
     Carl E. Reichardt          Common Stock                        118,000
     Bruce Rohde                Common Stock                      1,604,263
     Ronald W. Roskens          Common Stock                        101,992
     Kenneth E. Stinson         Common Stock                         78,800
     Kenneth W. Gerhardt        Common Stock                        200,904
     Dwight J. Goslee           Common Stock                        383,779
     Owen C. Johnson            Common Stock                        246,001
     James P. O'Donnell         Common Stock                        364,039


     Directors and Executive
     Officers as a Group        Common Stock
     (22 Persons)                                                12,821,190


(1) Shares reported include (i) shares owned by spouses of directors and executive officers; (ii) 8,887,600 shares deemed beneficially owned by an investment advisory firm of which Mr. Batchelder is a principal; the investment advisory firm has voting and dispositive power over such shares; however, clients of the firm or its affiliates have certain withdrawal rights that could affect the shares which are not controlled by the firm or Mr. Batchelder; (iii) 857 shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and (iv) 2,987,340 shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 2003.

                              CORPORATE GOVERNANCE

     Sound corporate governance practices are an important part of our foundation and tradition. We have many longstanding policies and practices, and we have also added measures to further strengthen our foundation. Our corporate governance practices include the following:

     o Other than our Chief Executive Officer, none of our directors are, or ever have been, employed by the Company.

     o Directors and executive officers are committed to owning stock in ConAgra Foods, and as part of that commitment they will not sell any of their ConAgra Foods stock until at least six months after they cease to be a director or an executive officer.

     o    We do not permit loans to directors or executive officers.

     o    We do not re-price stock options, and never have.

     o Our Audit Committee is comprised of independent directors, all of whom meet the requirements to be an audit committee financial expert as defined by the Securities and Exchange Commission.

     o Our Human Resources Committee is comprised of independent directors who annually review and evaluate the Chief Executive Officer's performance and compensation.

     o    Our  Corporate   Governance  Committee  is  comprised  of  independent
          directors who establish the corporate governance principles for ConAgra Foods.

     o Our Nominating Committee is comprised of independent directors who propose to the Board the nominees to be elected at each stockholders' meeting.

     o Non-employee directors meet in executive session without management present at every Board meeting.

     o The Board has designated a lead director, Carl Reichardt, who chairs the executive sessions of the Board.

     o Our Audit Committee has the authority to retain and replace our independent auditors.

     o The lead partner of the independent public accounting firm that audits ConAgra Foods' books is rotated at least every five years.

     o We encourage our employees to own ConAgra Foods stock, however our retirement plans are structured so that employees can diversify their vested holdings.

     o Our Code of Conduct is our commitment to our longstanding standards for ethical business practices. Our Code of Conduct, as well as our Code of Ethics for Senior Corporate Officers, is published on our website.

     o Our governance principles are published on our website (www.conagrafoods.com). These principles include guidelines for determining director independence, qualifications for directors (including a director retirement age), an annual evaluation of the Chief Executive Officer, and an annual Board and Board committee self-evaluation.

     o The charter for each committee of the Board is also published on the website.

     We routinely assess and refine our corporate governance practices and share them with you by posting them on our company's website.


                     ITEM 1: BOARD OF DIRECTORS AND ELECTION

     The Company's Board of Directors is presently composed of thirteen members,
divided   into  three   classes.   Each  class  serves  for  three  years  on  a
staggered-term basis.

     The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2003 Annual Stockholders' Meeting are listed first.

DAVID H. BATCHELDER - Nominee - San Diego, California
Principal of Relational Investors LLC (investment advisory firm) and Principal of Relational Advisors LLC (investment advisory and consulting firm). Director of Washington Group International, Inc. Mr. Batchelder has been a director since August 2, 2002. His current term expires September 25, 2003. He is 54 years of age.

ROBERT A. KRANE - Nominee - Denver, Colorado
Consultant, KRA, Inc. from September 1990 to 1998; Retired President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until January 1990; President, COO and Director of Central Bancorporation, 1986 to 1988; Vice Chairman and Director of Norwest Corporation, 1982 to 1985; President and Director of Norwest Corporation, 1981 to 1982. Mr. Krane has been a director since July 20, 1982. His current term expires September 25, 2003. He is 69 years of age.

MARK H. RAUENHORST - Nominee - Minnetonka, Minnesota
President and Chief Executive Officer of Opus Corporation (commercial real estate development and construction). Director of Graco, Inc. Mr. Rauenhorst has been a director since May 4, 2001. His current term expires September 25, 2003. He is 50 years of age.

BRUCE ROHDE - Nominee - Omaha, Nebraska
Chairman of the Board and Chief Executive Officer of ConAgra Foods, Inc. since September 1998. Mr. Rohde has been a director since August 26, 1996. His current term expires September 25, 2003. He is 54 years of age.


The following directors serve for terms that expire after 2003:

MOGENS C. BAY - Omaha, Nebraska
Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. Director of Peter Kiewit Sons', Inc. and Level 3 Communications, Inc. Mr. Bay has been a director since December 12, 1996. His current term expires September 23, 2004. He is 54 years of age.

HOWARD G. BUFFETT - Decatur, Illinois
President of BioImages (photography and publishing) and President of Buffett Farms. Former Chairman of the Board of The GSI Group (manufacture of agricultural equipment) from June 1996 to August 2001. Director of Berkshire Hathaway, Inc., Coca Cola Enterprises Inc., and Lindsay Manufacturing Co. Mr. Buffett has been a director since January 25, 2002. His current term expires September 22, 2005. He is 48 years of age.

STEPHEN G. BUTLER - Leawood, Kansas
Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to 2002. Director of Cooper Industries. Mr. Butler has been a director since May 16, 2003. His current term expires September 23, 2004. He is 55 years of age.

JOHN T. CHAIN, JR. - Fort Worth, Texas
Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of RJ Reynolds Tobacco, Inc., Kemper Insurance Companies, Northrup Grumman, Inc. and the Thomas Group, Inc. Mr. Chain has been a director since May 4, 2001. His current term expires September 22, 2005. He is 68 years of age.

ALICE B. HAYES - Chicago, Illinois
President emerita of the University of San Diego since July 2003. President of the University of San Diego from 1995 to July 2003. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. and Pulitzer, Inc. Ms. Hayes has been a director since August 3, 2001. Her current term expires September 23, 2004. She is 65 years of age.

W.G. JURGENSEN - Columbus, Ohio
Chief  Executive  Officer of Nationwide  Mutual  Insurance  Company since August
2000. Executive Vice President of Bank One Corporation from 1998 to 2000. Executive Vice President of First Chicago NBD Corporation from 1996 to 1998. Director of Nationwide Financial Services, Inc. Mr. Jurgensen has been a director since August 2, 2002. His current term expires September 23, 2004. He is 52 years of age.

CARL E. REICHARDT - San Francisco, California
Vice Chairman of Ford Motor Company since October 2001. Retired Chairman of the Board of Directors of Wells Fargo & Company since 1994. Director of Ford Motor Co., McKesson Corporation, Newhall Management Corporation and PG&E Corporation. Mr. Reichardt has been a director since March 1, 1993. His current term expires September 23, 2004. He is 72 years of age.

RONALD W. ROSKENS - Omaha, Nebraska
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since December 3, 1992. His current term expires September 22, 2005. He is 70 years of age.

KENNETH E. STINSON - Omaha, Nebraska
Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. (construction and mining). Director of Valmont Industries, Inc. Mr. Stinson has been a director since December 12, 1996. His current term expires September 22, 2005. He is 60 years of age.

     It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors meets on a regularly scheduled basis. During fiscal 2003, the Board met six times. The Board of Directors has adopted the ConAgra Foods Corporate Governance Principles. The principles address the qualification and selection of board members, board leadership, board structure and board processes. The Corporate Governance Principles, along with the Company's other corporate governance policies, are available on our website at www.conagrafoods.com under the section for Investors.

     The Board of Directors has assigned certain responsibilities to specific committees. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company's independent auditors and internal auditing department, and (3) the compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter adopted by the Board of Directors. The Audit Committee met six times over nine days during fiscal 2003. In addition, the Chairman of the Audit Committee had periodic conversations with Company management and representatives of Deloitte & Touche during the fiscal year. For further information, see "Audit Committee Report". Members of the Audit Committee are Robert A. Krane (Chairman), Mogens C. Bay, Stephen G. Butler, W.G. Jurgensen and Kenneth E. Stinson. The Board of Directors determined that all members of the audit committee are audit committee financial experts (as defined by the Securities and Exchange Commission). All Audit Committee members are independent under New York Stock Exchange listing standards.

     The Corporate Affairs Committee advises ConAgra Foods management on internal and external factors and relationships affecting the Company's image, reputation, objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 2003, the Corporate Affairs Committee met five times. Members of the Corporate Affairs Committee are Howard G. Buffett (Chairman), Alice B. Hayes and Mark H. Rauenhorst.

     The Human Resources Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for the Company's directors, executive officers and significant employees. The Human Resources Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer's performance in light of these goals and objectives, and recommends to the Board the Chief Executive's compensation levels based on such evaluation. During fiscal 2003, the Human Resources Committee met five times. Members of the Human Resources Committee are Carl E. Reichardt (Chairman), David H. Batchelder, John
T. Chain, Jr. and Ronald W. Roskens.

     The Corporate Governance Committee considers and makes recommendations to the board concerning the appropriate size, functions and policies of the board, the size and functions of the various committees of the board, and the corporate governance principles of ConAgra Foods. During fiscal 2003, the Corporate Governance Committee met three times. Members of the Corporate Governance Committee are John T. Chain, Jr. (Chairman), David H. Batchelder, Mogens C. Bay, Alice B. Hayes and Kenneth E. Stinson.

     The Nominating Committee identifies qualified candidates for membership on the board, proposes to the board a slate of directors for election by the stockholders at each annual meeting, and proposes to the board candidates to fill vacancies on the board. The Nominating Committee will consider candidates recommended by stockholders; written suggestions for nominees should be sent to the Secretary of the Company. Stockholder nominations must comply with applicable provisions of the Company's bylaws; see "Fiscal 2004 Stockholder Proposals". During fiscal 2003, the Nominating Committee met seven times. Members of the Nominating Committee are Ronald W. Roskens (Chairman), Howard G. Buffett, W.G. Jurgensen and Carl E. Reichardt.

     The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee did not meet during fiscal 2003. Members of the Executive Committee are Bruce Rohde (Chairman), Robert A. Krane and Carl E. Reichardt.

     For their services on the Board, non-employee directors are paid $50,000 per year. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended. Each non-employee director earns a grant of 1,800 shares of ConAgra Foods common stock per year under the ConAgra Foods 2000 Stock Plan. Non-employee directors also earn an annual grant of non-statutory options, with an exercise price equal to the fair market value on date of grant, to acquire 9,000 shares of ConAgra Foods common stock under the ConAgra Foods 2000 Stock Plan. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees.

     Mr. Buffett serves at the request of the Company on the governing boards of a joint venture between South Africa based Tiger Brands and ConAgra Foods for the manufacture and sale of malt products on multiple continents, in which ConAgra Foods has a 50% interest, and a U.S. based venture for environmental research and development, in which ConAgra Foods has a 50% interest; Mr. Buffett receives $50,000 per annum from each of these ventures for his services. Mr. Buffett also serves at the request of the Company on the board of an India based venture for the manufacture and sale of edible oil and bean products, in which ConAgra Foods has a 33% interest; Mr. Buffett receives $50,000 per annum from the Company for these services.

     ConAgra Foods enters into many lease agreements for land, buildings, and equipment at competitive market rates, and some of the lease arrangements are with Opus Corporation or its affiliates. Mark Rauenhorst, a director of ConAgra Foods, is a beneficial owner, officer and director of Opus Corporation. The agreements relate to the leasing of land and buildings for ConAgra Foods. ConAgra Foods occupies the buildings pursuant to long term leases with Opus Corporation and its affiliates, some of which contain various termination rights and purchase options. Leases effective in fiscal 2003 required annual lease payments by ConAgra Foods of $20,743,000. The Company also paid Opus Corporation or its affiliates $1,453,000 for construction work during fiscal 2003. Opus Corporation had revenues of approximately $1.1 billion in 2002.

     The Directors' Charitable Award Program has been discontinued. Directors elected to the board prior to 2003 were eligible for the program; the directors who continue participation in the program are entitled to nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds prior to donation and the tax benefit of the donation accrue solely to the benefit of ConAgra Foods.

                             EXECUTIVE COMPENSATION
    The following Summary Compensation Table shows compensation paid by ConAgra Foods for services rendered during fiscal years 2003, 2002 and 2001 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra Foods.

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                Long-Term Compensation

Name/                                                              Restricted      Option       LTIP        All Other
Principal Position             Fiscal    Salary       Bonus       Stock Awards     Grants      Payouts     Compensation
                                Year       ($)         ($)         ($)(1) (2)      (#)(2)      ($)(2)        ($)(3)
Bruce Rohde                     2003     1,166,346   2,350,000       2,323,531           0   2,323,531         109,061
   Chairman &                   2002       950,267   2,969,000       1,930,910   1,054,560           0         120,150
   Chief Executive              2001       950,472           0               0     300,000           0          31,122
   Officer

Dwight J. Goslee                2003       600,000     755,000         774,510           0     774,510          38,772
   Executive Vice President     2002       494,273     781,625         643,637     226,520           0          36,354
   Operations Control           2001       411,538     150,000         482,500      20,000           0          14,480
   & Development

James P. O'Donnell              2003       500,000     544,000         774,510           0     774,510          36,226
   Executive Vice               2002       450,000     575,100         643,637     151,520           0          33,930
   President, Chief             2001       450,000           0               0      20,000           0          15,846
   Financial Officer,
   Corporate Secretary

Owen C. Johnson                 2003       500,000     544,000         774,510           0     774,510          36,222
   Executive Vice President     2002       444,353     567,725         643,637     226,520           0          34,834
   Human Resources and          2001       400,000           0               0      20,000           0          14,832
   Administration

Kenneth W. Gerhardt             2003       400,000     435,000         387,255           0     387,255          27,124
   Senior Vice President,       2002       360,000     460,080         321,818      90,760           0          26,388
   Chief Information            2001       360,000           0               0      15,000           0          12,649
   Officer

(1) Mr. Goslee received a restricted stock award of 25,000 shares on February 27, 2001 which vest 100% on February 27, 2006 and immediately upon death, total disability or change of control. Under ConAgra Foods' long-term senior management incentive program, certain awards are made in restricted stock equivalent units (see footnote 2 below). The executive receives dividend equivalent payments on the restricted stock and equivalent units. At the end of fiscal 2003, the aggregate restricted (unvested) stock and / or equivalent holdings, valued at the closing price of ConAgra Foods common stock at May 25, 2003 without giving effect to the diminution of value attributable to the restrictions on such stock or units were: Mr. Rohde - $3,441,238 (149,554 shares/units); Mr. Goslee - $1,152,295 (50,078 shares/units); Mr. O'Donnell - $686,872 (29,851 shares/units); Mr. Johnson - $1,497,445 (65,078 shares/units);
and Mr. Gerhardt - $343,447 (14,926 shares/units). Shares issued cannot be sold until at least six months after the individual ceases to be an executive officer of the Company.
(2) Amounts earned under the Company's long-term senior management incentive program in fiscal 1999-2002 were issued in restricted stock equivalent units (payable in common stock when restrictions end) which vested over five years. Stock options were issued to program participants for service in those years equal to four times the number of restricted stock equivalent units. For services in fiscal 2003, the stock option grants were replaced with restricted units (credited with appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end) which vest over five years.
(3) Amounts represent contributions by ConAgra Foods to its qualified and nonqualified 401(k) plans and the imputed dollar value for term life insurance. Fiscal year 2003 life premium values are as follows: Mr. Rohde, $3,571; Mr. Goslee, $2,622; Mr. O'Donnell, $4,906; Mr. Johnson, $4,902; and Mr. Gerhardt, $2,074.

                       OPTION GRANTS FOR FISCAL YEAR 2003


     The Company made no grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2003.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003
                            AND FY-END OPTION VALUES

     The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods common stock for the executive officers named in the Summary Compensation Table.


                                                            Unexercised Options             Value of Unexercised
                                                               Held at FY-End               In-the-Money Options
                                                                    (#)                       at FY-End ($) (2)
----------------------- --------------- -------------- -------------------------------- --------------------------------
                            Shares
                           Acquired     Value Realized
                         On Exercise       ($) (1)       Exercisable    Unexercisable    Exercisable     Unexercisable
                             (#)                                                             ($)              ($)
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Bruce Rohde                          0               0       1,091,317        1,079,125      1,058,265         1,058,174
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Dwight J. Goslee                 9,866          96,810         185,229          203,614        383,225           122,093
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

James P. O'Donnell              18,000         125,865         191,938          177,708        511,793           106,905
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Owen C. Johnson                      0               0         137,738          211,614        120,014           122,093
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Kenneth W. Gerhardt                  0               0         118,558           99,854         79,644            66,563
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

(1) Value realized is the difference between the closing price of ConAgra Foods common stock at the time of exercise and the exercise price of the options multiplied by the number of shares.
(2) Value shown is the difference between the closing price of ConAgra Foods common stock on the last trading day of fiscal 2003 ($23.01) and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

                           LONG-TERM INCENTIVE AWARDS

     The following table provides information concerning long-term incentive awards approved by the Human Resources Committee (the "Committee") for the executive officers named in the Summary Compensation Table. The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods' ability to increase earnings per share, with awards at target levels. The CEO recommends participants and the Committee approves participants, on an annual basis. The participants are eligible to share in an award pool of 8% of ConAgra Foods' excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound growth rate from a five-year average earnings base. Awards are made in restricted stock equivalent units (payable in common stock when restrictions end) and any shares issued may not be sold until at least six months after the individual ceases to be an executive officer of the Company. See footnote (1) below. An equivalent award, if earned, which was paid through the issuance of stock options equal to four times the number of restricted stock equivalent units in fiscal 1999-2002, will now be paid through the issuance of restricted units (credited with appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end). See footnote (2) below. The target award reflected below is based on a Committee approved growth rate over the base year, with awards at target levels.

                                                                             Estimated Future Payouts

------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                Performance or
                              Number of       other Period Until
                          Shares, Units or       Maturation or     Threshold          Target            Maximum
                            Other Rights            Payout            (#)               (#)               (#)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Bruce Rohde                      12                   (1)              0            97,200 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                                                   $2,430,000(2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Dwight J. Goslee                  4                   (1)              0            32,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                                                   $810,000 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

James P. O'Donnell                4                   (1)              0            32,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                                                   $810,000 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Owen C. Johnson                   4                   (1)              0            32,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                                                   $810,000 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Kenneth W. Gerhardt               2                   (1)              0            16,200 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                                                   $405,000 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

(1) Amount represents the target number of the stock equivalent units (with payouts in common stock) under the long-term senior management incentive program and is dependent on both earnings and stock price. See description above. Any stock equivalent units issued under the program are restricted and any shares will be issued under ConAgra Foods stock plans. The participants receive common stock dividend cash equivalents on the restricted stock equivalents. The stock equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the stock equivalent units vest 20% per year of employment post-issuance, unless the termination was for cause. Vested equivalent units are paid in shares of common stock.
(2) Amount represents the target equivalent award of other restricted units (credited with appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end) and is dependent on both earnings and stock price. The restrictions and vesting described in footnote (1) also apply to these units. The participants are credited with dividend equivalents on the restricted units.

                      BENEFIT PLANS AND RETIREMENT PROGRAMS

     ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods' basic defined benefit pension plan.

     The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2003 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.


                            Credited Years of Service
--------------------------------------------------------------------------------------------------------------------------------
Final Average
Remuneration                 10             15              20            25             30              35            40
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          $50,000           $5,400         $8,000        $10,700         $13,400       $16,100        $18,800         $21,500
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          100,000           12,600         18,800         25,100          31,400        37,700         44,000          50,300
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          150,000           19,800         29,600         39,500          49,400        59,300         69,200          79,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          200,000           27,000         40,400         53,900          67,400        80,900         94,400         107,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          250,000           34,200         51,200         68,300          85,400       102,500        119,600         136,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          500,000           70,200        105,200        140,300         175,400       210,500        245,600         280,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        1,000,000          142,200        213,200        284,300         355,400       426,500        497,600         568,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        1,500,000          214,200        321,200        428,300         535,400       642,500        749,600         856,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        2,000,000          286,200        429,200        572,300         715,400       858,500      1,001,600       1,144,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        2,500,000          358,200        537,200        716,300         895,400     1,074,500      1,253,600       1,432,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        3,000,000          430,200        645,200        860,300       1,075,400     1,290,500      1,505,600       1,720,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        3,500,000          502,200        753,200      1,004,300       1,255,400     1,506,500      1,757,600       2,008,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        4,000,000          574,200        861,200      1,148,300       1,435,400     1,722,500      2,009,600       2,296,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        4,500,000          646,200        969,200      1,292,300       1,615,400     1,938,500      2,261,600       2,584,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
        5,000,000          718,200      1,077,200      1,436,300       1,795,400     2,154,500      2,513,600       2,872,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

     Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods). Covered compensation includes salary and short-term incentive. As of May 25, 2003, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 14 years; Mr. Goslee, 17 years; Mr. O'Donnell, 24 years; Mr. Johnson, 4 years; and Mr. Gerhardt, 7 years.

     ConAgra Foods has conditional employment agreements with certain officers, including all executive officers named in the summary compensation table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra Foods (as defined in the agreements) through a tender offer, merger or otherwise. In consideration of this promise, ConAgra Foods agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra Foods. During that three year period, the individual would receive annually an amount not less than the individual's current annual base compensation, plus the greater of (i) the individual's maximum allowable target short-term incentive compensation (as defined in the agreement) or (ii) the individual's highest short-term incentive award during the prior three fiscal years, plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

     ConAgra Foods must satisfy this retirement benefit obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements) during the three year employment period, ConAgra Foods is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

     In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Foods common stock on the date of termination, multiplied by the number of ConAgra Foods shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra Foods remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra Foods is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

     ConAgra Foods adopted in 1989 the ConAgra Foods Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods' various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

     ConAgra Foods and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra Foods' executive annual incentive plan with a target bonus of not less than 80% of base salary and (3) participation in the long-term senior management incentive program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.


                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     ConAgra Foods' executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to review, evaluate and approve compensation plans, policies and programs for the Company's directors, executive officers and significant employees.

ConAgra Foods Compensation Philosophy

     ConAgra Foods' compensation philosophy has been consistent. The Committee established ConAgra Foods' long-term executive compensation plans with a view that benefits payable under short-term incentive plans are geared to performance in the current fiscal year, while benefits payable under the long-term incentive plans are designed to motivate executives for measured performance over time. Performance goals for senior management are tied to the attainment of annual company-wide or business unit profit plans. Performance goals can include a variety of factors related to profits, returns on capital, working capital and other factors.

     The Committee believes ConAgra Foods' management should hold a significant ownership in ConAgra Foods common stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra Foods and its stockholders. ConAgra Foods has taken steps which cause executive officers to hold stock throughout their employment. The Committee has structured ConAgra Foods' long-term incentives to be significantly stock-based.

     ConAgra Foods' executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 2003.

     The Committee has reviewed ConAgra Foods' compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods' executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra Foods may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary

     The Committee reviews the competitive market for executive positions considering the competitive pay for similar positions in the food and consumer products industries. The base salary for each executive officer is established based on individual performance and contribution to the profitability of ConAgra Foods, considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay within the market. Mr. Rohde's base salary in fiscal 2003 was increased from $950,000 to $1,200,000, following the Committee's review of competitive compensation information; all incremental salary over his previous salary was deferred and was invested in ConAgra Foods stock. Mr. Rohde's previous increase in base salary was in fiscal 1998.

Short-Term Incentives

     The Committee believes that an executive's contribution toward achieving ConAgra Foods' strategic goals, growth in earnings per share and annual operating plans should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit plans. Executive officers are assigned threshold and target short-term performance award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual cash compensation program for ConAgra Foods executives when business and individual goals are met. The short-term incentive for ConAgra Foods executive officers in fiscal 2003 was established under the Executive Annual Incentive Plan, which stockholders approved in 2000.

     Mr. Rohde's annual bonus for fiscal 2002 and 2003 were based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 2002 and 2003 were based on levels of achievement of earnings per share objectives for ConAgra Foods. The target goals for fiscal 2001 were not attained and accordingly no short-term incentives were paid for fiscal 2001.

Long-Term Incentives

     ConAgra Foods' long-term incentives for executive officers are provided through a long-term senior management incentive program and stock plans approved by stockholders in 1985, 1990, 1995 and 2000.

     The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods' ability to increase earnings per share, with awards at target levels. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool of 8% of ConAgra Foods' excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound growth rate from a five-year average earnings base. Amounts earned under the program in fiscal 1999-2002 were issued in restricted stock equivalent units (payable in common stock when restrictions end) which vested over five years. The Committee determined to issue stock options to program participants during those years with a value approximately equal to the restricted stock equivalent units, and the Committee therefore issued stock options to the participants for service in those years equal to four times the number of restricted stock equivalent units. For services in fiscal 2003, the Committee determined to eliminate the stock option grants to executive officers participating in the program, and in lieu of the stock options issued restricted units (credited with appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end) which vest over five years. The Chief Executive Officer participated in the long-term senior management incentive program during fiscal 2003 at an award level equal to a multiple of the award level of the next highest executive officer named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's leadership, direction and profitability. The Chief Executive Officer's participation in the program for fiscal 2003 resulted in the issuance of 98,580 restricted stock equivalent units (payable in common stock) with a value of $2,323,531, and the Chief Executive Officer received an equivalent award of restricted units payable in cash; all such restricted units vest over five years. The target levels were not attained in fiscal 2001 and no payments were made under the long-term senior management incentive program for fiscal 2001.

     The Committee also administers ConAgra Foods' stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee historically granted options on an annual basis in the range of 1% to 1.5% of ConAgra Foods' outstanding common stock. For fiscal 2003 performance, options were granted to approximately 1,500 ConAgra Foods employees; no options were granted to executive officers. The options and restricted stock/units granted in fiscal 2003 or for fiscal 2003 performance were approximately 1.0% of the Company's outstanding common stock. The Committee grants stock options at the prevailing market price of ConAgra Foods common stock and such options therefore have value only if ConAgra Foods' stock price increases. The Committee does not reprice options.

                  ConAgra Foods, Inc. Human Resources Committee
                           Carl E. Reichardt, Chairman
                               David H. Batchelder
                               John T. Chain, Jr.
                                Ronald W. Roskens

                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of five directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company's independent auditors and internal audit department, and (3) compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company's website.

     ConAgra Foods' management is responsible for the Company's financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors.

     The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company,
(2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures,
(4) significant changes in the Company's selection or application of accounting principles, and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company.

     The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

     Pursuant to the Audit Committee charter, the Committee has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions. During fiscal 2001 and 2002, the Committee undertook an investigation of certain accounting practices at the Company's United Agri Products subsidiary, and retained special counsel in connection with such investigation. The investigation resulted in a June 2001 restatement of the Company's financial statements for fiscal years 1997-2000.

     During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and Deloitte & Touche, independent auditors. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods' management and Deloitte & Touche the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 25, 2003.

     The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche to the Company during fiscal 2003 was compatible with the auditors' independence.

     Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 25, 2003 for filing with the Securities and Exchange Commission.

                       ConAgra Foods, Inc. Audit Committee
                            Robert A. Krane, Chairman
                                  Mogens C. Bay
                                Stephen G. Butler
                                 W.G. Jurgensen
                               Kenneth E. Stinson

                          COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods common stock with certain Index values for both five- and ten-year periods ended fiscal 2003, according to Bloomberg. Both graphs set the beginning value of ConAgra Foods common stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods with the Standard and Poor's (S&P) 500 Stock Index and the S&P Packaged Foods Index. All Index values are weighted by capitalization of companies included in the group.


                                                        FIVE YEAR COMPARISON

                        Starting
                        Basis 1998             1999              2000               2001           2002           2003
-------------------------------------------------------------------------------------------------------------------------
ConAgra Foods            $100.00               $ 91.33           $ 83.20            $ 76.61        $ 97.38        $ 94.33
S&P 500                  $100.00               $121.03           $129.67            $121.66        $104.63        $ 91.73
S&P Packaged Foods       $100.00               $ 88.38           $ 81.59            $ 91.38        $106.45        $100.91


                                                         TEN YEAR COMPARISON

                       Starting
                       Basis 1993   1994     1995     1996     1997      1998      1999      2000      2001      2002      2003
--------------------------------------------------------------------------------------------------------------------------------
ConAgra Foods           $100.00     $116.47  $135.19  $180.15  $265.02   $261.15   $238.51   $217.28   $200.07   $254.31   $246.35
S&P 500                 $100.00     $104.43  $122.99  $163.09  $207.86   $272.15   $329.39   $352.91   $331.10   $284.74   $249.63
S&P Packaged Foods      $100.00     $ 99.04  $121.53  $149.64  $198.14   $264.62   $233.87   $215.91   $241.82   $281.69   $267.02


o During fiscal 2003, the cumulative value of ConAgra Foods stock decreased 3.1%, assuming reinvestment of dividends, while the S&P 500 Index decreased 12.3% and the S&P Packaged Foods Index decreased 5.2%.

           ITEM 2: Ratification of Appointment of Independent Auditors

     The firm of Deloitte & Touche has been appointed by the Audit Committee to conduct the fiscal 2004 audit of the Company's financial statements. The same firm conducted the fiscal 2002 and 2003 audits. Fees billed by Deloitte & Touche to the Company for services during the fiscal year ended May 25, 2003 were:

     Audit Fees. Deloitte & Touche billed the Company an aggregate of $3,940,000 for professional services rendered in connection with the audit of the Company's fiscal 2003 annual financial statements and Deloitte & Touche's review of the Company's quarterly financial statements during fiscal 2003.

     Financial Information Systems Design and Implementation Fees. Deloitte & Touche did not perform any information technology services for the Company during fiscal 2003.

     All Other Fees. Deloitte & Touche billed the Company an aggregate of $3,422,000 for all other services during fiscal 2003, including audit related services of $1,745,000 and non-audit services of $1,677,000.

     The Board of Directors requests that stockholders ratify the appointment of Deloitte & Touche as independent auditors to conduct the 2004 audit of the Company's financial statements. Representatives from Deloitte & Touche will be present at the annual Stockholder's meeting. The representatives will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.

           ITEM 3: Stockholder Proposal - Genetically Engineered Food

     The Company has been informed that the Missionary Oblates of Mary Immaculate, 391 Michigan Avenue NE, Washington, D.C., 20017-1516, and The Brethren Benefit Trust, Inc., 84 State Street, Boston, MA, 02109, each of whom report ownership of at least $2,000 in market value of Company common stock, as co-proponents, intend to introduce the following resolution at the Annual
Meeting:

"Report on Impacts of Genetically Engineered Food
ConAgra 2003

RESOLVED: Shareholders request that our Board review the Company's policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, will identify: risks, financial costs (including opportunity costs) and benefits, and environmental impacts of continued use of GE-ingredients in food products sold or manufactured by the company.

We urge that this report:
     (1) Identify the scope of the Company's products that are derived from or contain GE ingredients;
     (2) Outline a contingency plan for sourcing non-GE ingredients should circumstances so require.

We believe that with this review, ConAgra addresses issues of financial, legal and reputation risk, competitive advantage and brand name loyalty in the marketplace.

Supporting Statement:

o There is concern that GE-wheat, if approved, could sink US wheat exports (3/11/03).

o Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture ordered 155 acres of Iowa corn uprooted and incinerated (9/2002); 500,000 bushels of soybeans in Nebraska were quarantined due to contamination by small amounts of a test pharmaceutical/industrial crop (11/2002).

o The National Food Processors Association has stated (11/2002): "There is an unacceptable risk to the food supply associated with the use of food and feed crops as `factories' for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place."

o The Grocery Manufacturers of America has called on the Food and Drug Administration (FDA) to implement stronger regulations for pharmaceuticals crops to ensure the safety and integrity of the U.S. food supply (2/2003).

o FDA does not assure the safety of GE products; it is the developer's responsibility to assure that the food is safe. According to the Center for Science in the Public Interest (1/2003), the FDA lacks both the authority and the information to adequately evaluate the safety of GE foods.

o In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products. For ConAgra that included 1.45 million pounds of baking ingredients. (12/2000)

o Many of Europe's larger food retailers [J.Sainsbury (UK), Carrefour, (France's largest retailer), Migros (Switzerland, the country's largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their store-brand products.

o    The National  Academy of Sciences  report  (8/2002)  Animal  Biotechnology:
     Science-Based Concerns (p. 14) cautions that the current regulatory system is inadequate to address "potential hazards, particularly in the environmental area." Research reported in Ecology Letters (March 2003) indicates that Bt crops could have unanticipated nutritionally favorable effects on pests, indicating a need for further ecological and biochemical studies."

Board Recommendation

     ConAgra Foods' highest priority is the quality and safety of our food products. We are committed to using only approved ingredients in our products and all of our products comply with U.S. national food laws and labeling regulations.

     ConAgra Foods believes that questions about genetically engineered foods should be entrusted to the government agencies that have the knowledge, expertise and authority needed to resolve any issues uniformly on the basis of sound science, including the United States Food and Drug Administration ("FDA"), the United States Department of Agriculture ("USDA") and the Environmental
Protection Agency ("EPA"). Under current law, producers of all foods have an obligation to ensure the foods they offer are safe. The FDA has the responsibility and authority to evaluate each application of genetic engineering on a case by case basis. After their evaluation, ConAgra Foods follows FDA's published guidance when sourcing ingredients for its products.

     ConAgra Foods does not believe the report requested by the shareholder proposal can be accurately prepared, given the current practices of multi-vendor sourcing prevalent in the United States food distribution system. ConAgra Foods produces and markets thousands of products in hundreds of different product categories, and uses large volumes of numerous ingredients derived from a wide variety of crops, as well as meat, poultry and dairy ingredients. It would be difficult and costly, if not impossible in the absence of federal laws and regulations, for the Company to require its numerous suppliers to identify ingredients derived from modern biotechnology. Further, requiring the sourcing of crops not genetically engineered is impractical for the Company. The food supply chain in the United States, from the farmer forward, has not established a system to identify and segregate genetically engineered crops. While certain companies may be able to obtain limited quantities of selective ingredients derived exclusively from non-genetically engineered crops, it would not be possible for a company of ConAgra Foods' size and complexity to do so.

     Preparation of the report would impose substantial costs. Due to the expenditure of time and the costs, required due to the difficulty of differentiating genetically engineered ingredients from their unmodified counterparts, the Company does not believe the report can be prepared at reasonable cost. ConAgra Foods also believes the report must necessarily include confidential information about its products, and the publication of the information would put the Company at a competitive disadvantage.

     ConAgra Foods believes that issues relating to biotechnology should be resolved uniformly by the FDA, USDA, EPA and other appropriate governmental regulatory agencies. These regulatory agencies can evaluate all aspects of the issue in a balanced and fully informed manner, and on the basis of sound science.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

            ITEM 4: Stockholder Proposal - Stock Option Plan Changes

     The Company has been informed that Donald D. Hudgens, 16711 Pine Street, Omaha, NE, 68130, and William J. Scherle, 50488 370th Street, Henderson , IA, 51541, each of whom report ownership of at least $2,000 in market value of ConAgra Foods common stock, intend to introduce the following resolution at the Annual Meeting:

     "Inasmuch as stockholders invest in public corporations anticipating financial rewards through payment of dividends and/or increase in stock price, it is reasonable that management exert every legal effort to enhance value and receive compensation through stock options and bonuses in such a manner as to provide stockholders and the public with assurances that programs are fair and equitable to the interests of both.

With that in mind, the following recommendations are submitted for a vote by all shareholders requesting the Board of Directors modify current and all future stock option plans for all senior executives and corporate directors as follows:

     o The exercise price of ConAgra Foods stock options, under any stock option plan, must exceed the rate of growth of the S&P Packaged Foods Index by one percent from the date they are granted to the date they vest or they will not vest.

     o Vesting of any stock options cannot occur any sooner than one year after granting under any plan. Exercisability of options cannot be accelerated under any circumstance.

     o The right to exercise options under any plan will expire six years from the original grant date.

     o Employees must remain in the employment of ConAgra Foods and directors must continue in that capacity until options vest or until that employee or director reach mandatory retirement age or they will be lost to that employee or director.

     o Any shares which do not vest will not be returned to the pool of shares to be granted at some later date.


Proponent's Statement of Support

Because our company is extremely generous in granting stock options to senior executives and corporate directors, we believe their performance must be measured against an external standard. This would couple rewarding of those employees with individual investors.

We believe individuals purchasing ConAgra Foods stock on the same date options are granted can rightfully expect it to grow at a rate exceeding its peer group. If it does not exceed that growth rate, those who have options given them should not profit from a lesser gain.

We believe vesting of options after one year and exercising within six years is sufficient time to prove the value of the grant. Additionally, we believe one opportunity for options on any given shares is enough.

We believe these modifications would provide incentive for our company's management team to be the best company in their peer group and our Directors to better discharge their fiduciary responsibility to the shareholders.

We have no intention for the leadership of our company to become fixated on the market price of ConAgra Foods, Inc. stock. We believe exceptional leadership and honesty in directing the course of our company affairs will be recognized by the market and will lead to that end.

Please vote FOR this proposal."


Board Recommendation

     The Board of Directors believes the proposal is flawed in two respects and should be rejected:

     o The proposal would damage the Company's ability to recruit and retain employees. The Company competes for talent with a number of consumer goods and other companies. For example, over the last several years, the Company has hired key employees who have worked for a variety of companies, including Kraft, Campbell Soup, Heinz, Kimberly-Clark, PepsiCo, Procter & Gamble, and Sara Lee, none of which operate under the provisions contained in the proposal. ConAgra Foods believes the adoption of the proposal would significantly impair its ability to attract such key employees.


     o The Company believes the proposal would require it to breach existing contracts. The proposal seeks to modify current option plans which do not contain the proposal's terms.

     The Company's current plans give the independent Human Resources Committee the flexibility to structure competitive options. Much has been written in recent years about stock option abuses at some public companies. The abuses include the exercise and sale of option stock by senior executives, the granting of options at below market prices, the repricing of underwater options, and the granting of excessive numbers of options.

     Those abuses do not exist at ConAgra Foods. We prohibit our directors and executive officers from selling ConAgra Foods stock, whether acquired on option exercise or otherwise, at any time until six months have passed since the termination of his or her directorship or position with the Company. The Company grants stock options to employees with an exercise price equal to the fair market value of the common stock on the date of grant. The Company does not grant "discount options" and has never repriced options. Generally option grants vest in installments over time and the employee must be employed by the Company at the time of the vesting to exercise the options. The number of options utilized annually by the independent Human Resources Committee of the Board is below our industry's averages. The Board believes these provisions are an appropriate method of providing equity incentive compensation.

     The Board also believes it is inappropriate to tie an option program to some formula related to an external stock index, as any single index is not the best measure of the Company's performance and may be affected by timing differences. Such a formula, depending on circumstances, might compensate or penalize employees based on factors over which they have no control. Using an index as proposed and measuring performance as of a single vesting date emphasizes short-term results over long-term performance.

     The proposal also requests changes to the Company's current option plans and therefore appears to apply to outstanding stock options. ConAgra Foods cannot, and should not, try to unilaterally change the terms of existing stock option contracts with key employees. To the extent the proposal purports to apply to outstanding stock options, it is unlikely the Company would legally be able to implement the proposal.

     The Board and its Human Resources Committee, which is composed of four non-employee independent directors, believe that the Company's current stock plans align employees' interests with the long-term interest of the Company's stockholders. The implementation of this proposal would create competitive disadvantages for ConAgra Foods and therefore the Board recommends the proposal be rejected.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

             ITEM 5: Stockholder Proposal - Stockholder Rights Plan

     The Company has been informed that Chris Rossi, custodian for Vanessa Rossi, P.O. Box 249, Boonville, CA, 95415, who reports ownership of at least $2,000 in market value of ConAgra common stock, intends to introduce the following resolution at the Annual Meeting:

"Shareholder Vote on Poison Pill
This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

         Harvard Report
A 2001 Harvard Business School study found that good corporate governance (which took in to account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

         Council of Institutional Investors Recommendation
The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation."


Board Recommendation

     The Board believes the action requested in this proposal is unnecessary and ill-advised. The Board believes that the Company's stockholder rights plan is in the best interests of the stockholders and the Board recommends that you vote against this proposal.

     ConAgra Foods is one of more than 2,000 public companies, including more than half of the S&P 500 companies, that has a rights plan in place. Our stockholder rights plan (the "Rights Plan") was adopted by the Board as a means of preserving and maximizing value for the Company's stockholders, by encouraging potential acquirers to negotiate directly with the Board and thus strengthening the Board's bargaining position. Our Rights Plan provides the Board adequate flexibility to negotiate the highest possible bid from a potential acquirer. The Rights Plan enables the Board to evaluate any potential offer and to develop potential alternatives to maximize stockholder value.

     A substantial majority of the ConAgra Foods board is independent. The Rights Plan allows the independent board to evaluate any potential acquisition proposal and make decisions with respect to a potential redemption of the Rights Plan. The Delaware Supreme Court, which has upheld the legal validity of stockholder rights plans, has made it clear that a board must act in accordance with its fiduciary duties in connection with rights plans. The Rights Plan neither prevents unsolicited proposals from being made, nor prevents a company from being acquired at a price that is fair and adequate. In fact, in a study of takeover data from 1992 through 1996, Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposals nor reduced the likelihood of a company becoming a takeover target. The same study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such rights plans.

     The proposal implies that good corporate governance and stockholder rights plans are mutually exclusive. That is simply not true. Good corporate governance consists of a board of directors observing its fiduciary duties owed to stockholders and promoting stockholder value. ConAgra Foods is committed to good corporate governance and the Company's detailed governance initiatives are spelled out in the section "Corporate Governance" in this proxy statement. The Board recommends that you vote against the proposal because it believes that the Rights Plan is an important tool the Board should have for the preservation and maximization of ConAgra Foods' long-term value. ConAgra Foods has an independent, highly experienced Board of Directors. As such, the Board is well qualified to act in the best interests of the Company's stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

                        FISCAL 2004 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented in the 2004 Annual Meeting proxy statement must be received by the Company no later than April 20, 2004.

     The Company's Bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2004 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2003 annual meeting. However, if the date of the 2004 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

     The  Bylaws  specify  the   information   which  must  accompany  any  such
stockholder notice. Any stockholder may obtain details on the provisions of the Bylaws from the Corporate Secretary of the Company.

                            CERTAIN LEGAL PROCEEDINGS

     We are currently a party to a class action lawsuit and two stockholder derivative lawsuits. Our Annual Report on Form 10-K for the year ended May 25, 2003 provides more information with respect to these legal proceedings.

     The purported class action lawsuit, filed on August 10, 2001 in United States District Court for Nebraska, Case No. 810CV427, against the Company and certain of its executive officers, alleged violations of the federal securities laws in connection with the events resulting in the Company's June 2001 restatement of its financial statements. On July 23, 2002 the federal district court granted the defendants' motion to dismiss the lawsuit and entered judgement in favor of the Company and the executive officers. On June 30, 2003, the Eighth Circuit Court of Appeals reversed the dismissal and remanded the action for further proceedings in the district court. The Company believes the lawsuit is without merit and plans to vigorously defend the action.

     Derivative actions were filed by three shareholder plaintiffs, purportedly on behalf of the Company, on September 26, 2001 in the Court of Chancery for the State of Delaware in New Castle County, Case No. 19130NC, and on October 9, 2001 in the United States District Court for the District of Nebraska, Case No. 401CV3255. The complaints allege that the defendants, directors of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company's June 2001 restatement of its financial statements. The action seeks, inter alia, recovery to the Company, which is named as a nominal defendant in the action, of damages allegedly sustained by the Company and a direction to the defendants to establish programs to prevent wrongful and illegal practices. The directors named as defendants in the action intend to vigorously defend the allegations and believe the action is without merit.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of ConAgra Foods common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to the Company and written representation from the Company's executive officers and directors, ConAgra Foods believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2003, except that an option to purchase common stock held by Scott Messel, an executive officer, was not reported on a timely basis but was subsequently reported.


                                  OTHER MATTERS

     Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                           This is Your ConAgra Foods
                                   PROXY CARD
                      Please vote and sign on reverse side
           This proxy is solicited by your Board of Directors for the
                 September 25, 2003 Annual Stockholders Meeting

     The undersigned stockholder appoints each of B. Rohde and C. Reichardt attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

                  (This proxy is continued on the reverse side)

          There are three ways to vote your Proxy.

          Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 24, 2003.

          VOTE BY PHONE:  1-800-690-6903
          1. Read the accompanying Proxy Statement and this proxy card.
          2. Call toll free 1-800-690-6903.
          3. Enter your 12-digit Control Number, shown below.
          4. Follow the simple recorded instructions.

          VOTE BY INTERNET:  WWW.PROXYVOTE.COM
          1. Read the accompanying Proxy Statement and this proxy card.
          2. Go to website www.proxyvote.com.
          3. Enter your 12-digit Control Number, shown below.
          4. Follow the simple instructions.

          VOTE BY MAIL
          1. Read the accompanying Proxy Statement and this proxy card.
          2. Mark, sign and date your proxy card.
          3. Return it in the enclosed postage-paid envelope.

          If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors recommends a vote FOR Items 1 and 2.

Please mark your votes as indicated in this example   [X]


Item 1. Elect Directors - Nominees: David H. Batchelder, Robert A. Krane, Mark H. Rauenhorst, Bruce Rohde

       For        Withhold      For All    To withhold authority to vote, mark
       All           All        Except     "For All Except" and write nominee's
       [  ]         [  ]         [  ]      name on the line below.

                                           ----------------------------------


Item 2. Ratify the appointment of Independent Auditors

       For         Against       Abstain
       [  ]         [  ]          [  ]



The Board of Directors recommends a vote AGAINST Items 3, 4 and 5.


Item 3.  Stockholder Proposal - Genetically Engineered Food

       For         Against      Abstain
       [  ]         [  ]         [  ]



Item 4.  Stockholder Proposal - Stock Option Plan Changes

       For         Against    Abstain
       [  ]         [  ]       [  ]



Item 5.  Stockholder Proposal - Stockholder Rights Plan

       For         Against    Abstain
       [  ]         [  ]       [  ]

This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.


                                     ------------------------------------
                                     Signature

                                     -----------------------------------
                                     Signature (Joint Owners)

                                     -----------------------------------
                                     Date


NOTE: Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.